Exhibit 3.1

Certificate of Amendment of
Certificate of Designations of
Series G Convertible Preferred Stock of
TNF PHARMACEUTICALS, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

This Certificate of Amendment to the Certificate of Designations of Series G Convertible Preferred Stock (the “Amendment”) is dated as of August 8, 2024.

WHEREAS, the board of directors (the “Board”) of TNF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to the authority granted to it by the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), has previously fixed the rights, preferences, restrictions and other matters relating to a series of the Company’s preferred stock, consisting of 12,826,273 authorized shares of preferred stock, classified as Series G Convertible Preferred Stock (the “Preferred Stock”) and the Certificate of Designations of the Preferred Stock (as amended, the “Certificate of Designations”) was initially filed with the Secretary of State of the State of Delaware on May 21, 2024, and was amended on June 17, 2024 evidencing such terms;

WHEREAS, pursuant to Section 31(b) of the Certificate of Designations, the Certificate of Designations or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of at least a majority of the outstanding Preferred Stock (the “Required Holders”), voting separately as a single class, and with such stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation;

WHEREAS, the Required Holders pursuant to the Certificate of Designations have consented, in accordance with the DGCL, on August 8, 2024, to this Amendment on the terms set forth herein; and

WHEREAS, the Board has duly adopted resolutions proposing to adopt this Amendment and declaring this Amendment to be advisable and in the best interest of the Company and its stockholders.

NOW, THEREFORE, this Amendment has been duly adopted in accordance with Section 242 of the DGCL and has been executed by a duly authorized officer of the Company as of the date first set forth above to amend the terms of the Certificate of Designations as follows:

1.	Section 3(a) of the Certificate of Designations is hereby amended and restated to read as follows:

(a) From and after the first date of issuance of any Preferred Shares (the “Initial Issuance Date”), each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends on the Stated Value of the Preferred Shares (“Dividends”) at the Dividend Rate computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears monthly on each Dividend Date and shall compound each calendar month. At the Holder’s sole discretion, dividends may be paid either (i) in cash, from funds legally available therefor, (ii) “in kind” in the form of additional Preferred Shares (the “PIK Preferred Shares”; and Conversion Shares issuable upon conversion of such PIK Preferred Shares, the “PIK Conversion Shares”), or (iii) in combination of cash, from funds legally available therefor, and PIK Preferred Shares; provided, that, for purposes of clauses (ii) and (iii), the number of PIK Preferred Shares payable on such Dividend Date shall equal the quotient of (A) (i) the amount of the Dividend payable on such Divided Date elected by the Holder to be paid in PIK Preferred Shares divided by (ii) the arithmetic average of Closing Sale Prices of the shares of Common Stock on the Principal Market for each of the five (5) Trading Days before the applicable Dividend Payment Date (as defined herein); provided that such price shall not be lower than the Floor Price, and (B) the Stated Value.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by its duly authorized officer this 8th day of August, 2024.

TNF PHARMACEUTICALS, INC.

By:	/s/ Mitchell Glass
Name:	Mitchell Glass
Title:	President and Chief Medical Officer